EXHIBIT 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS PRESENTS POSITIVE DATA FROM A
 PHASE 2 TRIAL OF PSMA ADC IN PATIENTS WITH CHEMOTHERAPY
 EXPERIENCED METASTATIC CASTRATE RESISTANT PROSTATE CANCER

Discussion with Senior Management to be webcast from ASCO GU on January 30th
7 PM PST/10 PM EST
Tarrytown, NY, San Francisco, CA, January 30, 2014 – Progenics Pharmaceuticals, Inc., (NASDAQ: PGNX), an oncology company focused on developing innovative approaches to targeting and treating prostate cancer, today presented a poster entitled A Phase 2 trial of Prostate Specific Membrane Antigen Antibody Drug Conjugate (PSMA ADC) in Taxane-Refractory Metastatic Castration Resistant Prostate Cancer (mCRPC) at the American Society of Clinical Oncology's 2014 Genitourinary Cancers Symposium in San Francisco, CA. The Phase 2 trial assessed the anti-tumor activity and tolerability of its antibody drug conjugate, PSMA ADC, in patients with metastatic castrate resistant prostate cancer. A total of 83 patients who had progressive disease despite treatment with at least one taxane containing chemotherapy received PSMA ADC. Enrollment of a chemotherapy naïve cohort is ongoing.
"We are encouraged by the tolerability and clear activity of PSMA ADC in this heavily pre-treated population," said HagopYoussoufian, M.D., Executive Vice President, Research and Development. "For example, reductions in CTC's of more than 50% were seen in over 70% of patients treated."
Dr Youssoufian also said, "we look forward to the upcoming data in the less clinically advanced chemo naïve setting, where our ADC technology may provide an even greater clinical benefit to men with prostate cancer."
"I've been encouraged by the response seen to date in our patients," said Daniel Petrylak, M.D., Professor of Medical Oncology at Yale Cancer Center, Clinical Research Program Leader for the Prostate and Urologic Cancers Program at Smilow Cancer Hospital at Yale-New Haven, and lead investigator on the trial. "I believe that the 2.3 mg/kg dose has been well tolerated," added Dr. Petrylak.

"We have long held the belief that PSMA expression would correlate with response, and were pleased to see that correlation in this trial. I was also pleased that another biomarker that measures low neuroendocrine disease also correlates and offers the ability to identify responders in this trial through the use of a simple blood test," said Mark R. Baker, CEO of Progenics.

An additional PSMA ADC related poster is being presented by EPIC Sciences entitled "Expression of Prostate-specific Membrane Antigen (PSMA) on Circulating Tumor Cells (CTC's) in Castration-resistant Prostate Cancer." The poster presentation is scheduled for Friday, January 31, at 11:30 AM PST.

A discussion with CEO Mark Baker and Senior Management of these findings will be webcast at 7:00 PM PST/10 PM EST on Thursday, January 30. . The live webcast will be available in the Events section of the Progenics website, www.progenics.com. To ensure a timely connection, users should register at least 15 minutes prior to the scheduled start. An archive of the event will be available for 90 days.
About PSMA ADC
Prostate Specific Membrane Antigen, PSMA, a protein that is a validated biomarker of prostate cancer, is expressed on the surface of prostate cancer cells as well as on blood vessels supplying other solid tumors. PSMA ADC comprises a fully human monoclonal antibody selectively targeting PSMA linked to a chemotherapeutic drug. Using technology licensed from Seattle Genetics, Inc., the PSMA antibody is linked to monomethyl auristatin E, a compound that inhibits cell proliferation by disrupting the cellular "backbone" (i.e. microtubules) required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to internalize into the cancer cell, release active anti-cancer drug, and destroy the malignant cell.
Unlike traditional chemotherapy, PSMA ADC is designed to deliver the drug selectively to prostate cancer cells by targeting PSMA.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year, and that approximately 2 million men in the U.S. currently count themselves among prostate cancer survivors.

About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both completing phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate in a registrational phase 2 study under an SPA with the FDA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. has licensed subcutaneous Relistor in Japan. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Information on or accessed through our website is not included in the company's SEC filings.

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com
(PGNX-C)
Editors Note:
For more information, please visit www.progenics.com.